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Exhibit 5.1

Consent of Independent Auditors

        We hereby consent to the incorporation by reference in this Registration Statement of Enbridge Inc. (the "Corporation") on Form F-10 (the "Registration Statement") of our report to the shareholders of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2011 and 2010 and the consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011 prepared in accordance with Canadian generally accepted accounting principles, and the effectiveness of internal control over financial reporting as of December 31, 2011. Our report is dated February 21, 2012.

        We also consent to the incorporation by reference in the Registration Statement of our report to the directors of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2011 and 2010 and the consolidated statement of earnings, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2011, prepared in accordance with accounting principles generally accepted in the United States of America. Our report is dated May 2, 2012.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta, Canada
May 11, 2012

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  Exhibit 5.1
Consent of Independent Auditors